Exhibit 10.1

[Blockbuster Letterhead]

March 19, 2005

John F. Antioco

c/o Blockbuster Inc.

1201 Elm Street

Dallas, Texas 75270

Dear Mr. Antioco:

Blockbuster Inc. (“Blockbuster”) and you previously entered into an Employment Agreement dated June 18, 2004 (the “Agreement”), pursuant to which you serve as Chairman of the Board and Chief Executive Officer of Blockbuster and a member of the Board. Paragraph 20 of the Agreement provides that the Agreement may be amended, modified or terminated only by a written document signed by you and a duly authorized officer of Blockbuster specifically referencing the provision or provisions being amended, modified or terminated.

Blockbuster and you now desire to amend (the “Amendment”) the provisions of Paragraph 3(c) of the Agreement that relate to the amount of Deferred Compensation that you are eligible to earn for part of the 2005 calendar year, as defined below.

As used in this Amendment, terms that begin with an initial capital letter have the same meanings as such terms have in the Agreement unless a contrary meaning is specified in this Amendment.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Blockbuster and you agree to amend the Agreement as follows:

(1) Deferred Compensation.

a. For purposes of the specified provisions of paragraphs of the Agreement that are set forth in Paragraph 1(b) below, but not otherwise, no amount of Deferred Compensation shall be earned by, or paid or credited to, you or for your benefit in respect of the remainder of the 2005 calendar year starting with the first payroll period of Blockbuster that begins on or after May 1, 2005 and ending with the last payroll period that ends on or before December 31, 2005 (the “Amendment Period”).

b. The provisions of the Agreement that are affected by this Amendment are:

i. Paragraph 3(c), but only as such provision relates to Deferred Compensation that you otherwise would have been eligible to earn in respect of the Amendment Period;

ii. Paragraph 9(iii) related to the payment of Deferred Compensation that you otherwise would have been eligible to earn in respect of the Amendment Period in the event of your incapacity;

iii. Paragraph 10(d)(iii) related to the payment of Deferred Compensation that you otherwise would have been eligible to earn in respect of the Amendment Period in the event of Good Reason Termination pursuant to Paragraph 10(b) or Termination Without Cause pursuant to Paragraph 10(c);

iv. Paragraph 10(g) related to the payment of Deferred Compensation that you otherwise would have been eligible to earn in respect of the Amendment Period in the event of non-renewal; and

v. Paragraph 11(iii) related to the payment of Deferred Compensation that you otherwise would have been eligible to earn in respect of the Amendment Period in the event of your death.

c. No other paragraphs of the Agreement are affected by this amendment, including without limitation:

i. Paragraph 3(b)(ii) related to the inclusion of Deferred Compensation in the computation of your Target Bonus;

ii. Paragraph 3(c) related to the determination of the amount of the Deferred Compensation that you will be eligible to earn in the 2006 calendar year;

iii. Paragraph 4 related to the determination of the amounts of benefits that are dependent on the amount of your compensation;

iv. Paragraph 10(d)(iv) related to the determination of the amount that would be computed pursuant to such paragraph in the event of Good Reason Termination pursuant to Paragraph 10(b) or Termination Without Cause pursuant to Paragraph 10(c);

v. Paragraph 10(e) related to the determination of the amount that would be computed pursuant to such paragraph in the event of a termination related to Change in Control; and

vi. Paragraph 12 related to payment of Deferred Compensation in the event of a Change in Control.

For avoidance of doubt, each of the paragraphs referred to in this Paragraph 1(c) shall be applied and construed as if you were eligible to earn Deferred Compensation for the entire 2005 calendar year in an amount determined under the Agreement without regard to this Amendment.

(2) Affect on Other Provisions. Nothing in this Amendment shall be construed as a reduction in your Deferred Compensation level for purposes of Paragraph 10(b) of the Agreement.

(3) No Other Changes. In all other respects, the Agreement remains unchanged and in full force and effect.

If the foregoing correctly sets forth our understanding, please sign, date and return all four (4) copies of this amendment to the undersigned for execution on behalf of Blockbuster; after this amendment has been executed by Blockbuster and a fully-executed copy returned to you, it shall constitute a binding amendment to your Agreement.

Very truly yours, BLOCKBUSTER INC.

By:	/s/ Gary J. Fernandes
	Name:	Gary J. Fernandes
	Title:	Chairman, Blockbuster Inc. Compensation Committee

ACCEPTED AND AGREED

/s/ John F. Antioco
John F. Antioco

Dated:	March 19, 2005